Exhibit 99.1
Trust Stamp Provides a Business Report and Financial Results for the Three Months Ended
March 31, 2024
May 14, 2024: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company ™ providing AI-powered trust and identity services used globally across multiple sectors, announced financial results and provided a business update for the three months ended March 31, 2024.
Trust Stamp Chief Executive Officer, Gareth N. Genner, commented: “I am pleased to report our progress for the three months ended March 31, 2024.
"The relationship with our long-term customers remains very strong and we anticipate continued long-term growth in the revenue derived from those relationships.
"In respect of new customers, a significant number of additional financial institutions integrated with our Orchestration Layer both via our channel partnership and directly, bringing the total number of integrated institutions as of the date of this press release to 51 financial institutions representing a fivefold increase in our financial institution customer base since the start of 2023. We had reported nominal revenue from those new customers in 2023 as the financial institutions integrate and eventually roll-out with their end-users, and we currently anticipate recurring revenue from new integrations starting in Q3 2024. We believe that the lengthy lead period from first engagement to significant revenue for integrating financial institutions will be rewarded by the consistency and longevity of the resulting revenue streams.

"Our 2023 focus on US-based banks via our channel partnership with FIS has now been augmented by our participation in the acclaimed ThinkTech program operated by The Independent Community Bankers of America. This engagement has resulted in tailoring some of our product offerings for the community banking sector, including the launch of a new wire/transfer authentication product which is expected to go live in Q3 of 2024 with new bank customers already identified for the initial pilot.

"The market for age estimation products is growing exponentially, fueled by national and state legislation in the United States and overseas. For many potential customers, this is a new and time-sensitive requirement, and there is often no legacy vendor to be displaced. As a result of research and development that started in 2023 and extended into 2024, we have recently launched our AI-powered age-estimation product and have contracted for our first engagement. We believe that this sector will be an important complement to our mainstream identity products.

"One of the benefits of our microservice architecture and Orchestration Layer infrastructure is the ability for our technology to be utilized in multiple sectors without significant development work on our part. While the identity market is an important concentration for our business, our 22 issued and 13 provisional or pending patents include numerous AI-powered innovations that can be used in other industries. As a consequence, in late 2023, we entered into two joint ventures to expand the market for our products into completely new sectors, as well as a teaming agreement with a major government contractor focused on their using our technology for substantial Federal contracting opportunities. As we move ahead we anticipate additional licensing opportunities as well as collaborations for the use of our technology in new vertical and geographic markets.
"Billable revenue was impacted by our applying resources to unpaid product enhancements for a major client which were undertaken to maximize future revenue potential from that relationship, but our net revenue still increased from $459 thousand for the three months ended March 31, 2023 to $574 thousand for the three months ended March 31, 2024. The increase in net revenue included an additional $115 thousand revenue from our S&P 500 bank customer adopting the Orchestration Layer. Selling, general, and administrative expenses increased by $522 thousand, or 26.49%, including a $604 thousand increase in salaries and compensation due to increasing our sales staff, bringing in-house development operation roles that were previously outsourced, and a $257 thousand impact from the timing of stock-based compensation awards.
Our operating loss for the three months ended March 31, 2024 was $2.85 million, increasing from $2.58 million for the three months ended March 31, 2023, with a corresponding increase in our net loss. This resulted in a basic and net loss per share of $0.26 per share for the three months ended March 31, 2024 compared to $0.50 per share for the three months ended March 31, 2023.”

A copy of the Company’s report on Form 10-Q for the three months ended March 31, 2024 and 2023, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.
Located in seven countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The Company was founded in 2016 by Gareth Genner and Andrew Gowasack.
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.